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                                                             Exhibit 99.1






Analyst contact:
Dennis E. McDaniel
Vice President, Investor Relations
513-603-2197
dennis.mcdaniel@ocas.com

Media contact:
Cindy L. Denney
Assistant Vice President, Corporate Communications
513-603-2074 (ofc.), 513-703-7372 (cell)
cindy.denney@ocas.com


For Immediate Release



                    Ohio Casualty Corporation Appoints
                         New Director to its Board


FAIRFIELD, OHIO, FEBRUARY 16, 2006 -- Ohio Casualty Corporation (NASDAQ:
OCAS) has appointed Ronald W. Tysoe, 52, Cincinnati, OH, a member of its Board of Directors, effective March 15, 2006.

Mr. Tysoe is Vice Chairman of Federated Department Stores, Inc., a position he has held since April 1990. He served on the Federated Board of Directors from 1988 until May 2005.

"Ron brings to the Board a valuable perspective as a successful business executive and seasoned board member," commented Ohio Casualty Corporation President and CEO Dan R. Carmichael, CPCU. "His leadership skills, coupled with his considerable financial background and knowledge, make him a welcome addition to our Board."

Mr. Tysoe is a member of the Board of Directors of the E.W. Scripps Company, serving as Chairman of its Audit Committee and as a member of the Compensation Committee. He also is a member of the Board of Directors of Canadian Imperial Bank of Commerce, serving on its Risk Committee.

Active in the Cincinnati community, Mr. Tysoe currently serves as Chairman of the Board of Cincinnati Country Day School and as a member of the Cincinnati Zoo Board.


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A native of Vancouver, Canada, Mr. Tysoe received his bachelor's degree in commerce and bachelor's degree in law from the University of British
Columbia.

Corporate Profile
Ohio Casualty Corporation is the holding company of The Ohio Casualty Insurance Company, which is one of six property-casualty subsidiary companies that make up Ohio Casualty Group. The Ohio Casualty Insurance Company was founded in 1919 and is licensed in 49 states. Ohio Casualty Group is ranked 47th among U.S. property/casualty insurance groups based on net premiums written (Best's Review, July 2005). The Group's member companies write auto, home and business insurance. Ohio Casualty Corporation trades on the NASDAQ Stock Market under the symbol OCAS and had assets of approximately $5.8 billion as of December 31, 2005.

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